Invesco Actively Managed Exchange-Traded Fund Trust

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

September 16, 2022

Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, D.C. 20549

Re:	Invesco Actively Managed Exchange-Traded Fund Trust

Pursuant to Rule 477 under the Securities Act of 1933, as amended (the “1933 Act”), Invesco Actively Managed Exchange-Traded Fund Trust (the “Trust”) hereby requests withdrawal of the Post-Effective Amendment to the Trust’s Registration Statement under the 1933 Act, filed on Form N-1A (SEC Accession No. 0001193125-22-246214) (the “Amendment”), which was filed on September 16, 2022. The Amendment was inadvertently numbered Post-Effective Amendment No. 495.

The Trust has refiled the post-effective amendment as Post-Effective Amendment No. 496.

If you have any questions, please contact me at (630) 684-6075.

Sincerely,

/s/ Michael Murphy
Michael Murphy
Assistant Secretary,
Invesco Actively Managed Exchange-Traded Fund Trust